ACQUISITION AGREEMENT

                             Between

                       GSF Energy, L.L.C.,

                           as Seller,


                               And


                         Olinda, L.L.C.,

                            as Buyer




                    Dated as of May 31, 1997






                   Acquisition of Common Stock
  of Brea Power (I), Inc. and Limited Partnership Interests in
                    Brea Power Partners, L.P.

                        TABLE OF CONTENTS


ARTICLE I
DEFINITIONS AND INTERPRETATIONS. . . . . . . . . . . . . . . .  1
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . .  1
     1.2  Interpretations. . . . . . . . . . . . . . . . . . .  6

ARTICLE 2
SALE AND PURCHASE OF BREA STOCK AND LP INTEREST;
PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.1  Sale of Brea Stock . . . . . . . . . . . . . . . . .  7
     2.2  Sale of LP Interest. . . . . . . . . . . . . . . . .  7
     2.3  Manner of Payment. . . . . . . . . . . . . . . . . .  7

ARTICLE 3
CLOSING DATE AND ACTIONS AT CLOSING. . . . . . . . . . . . . .  7
     3.1  Closing Date . . . . . . . . . . . . . . . . . . . .  7
     3.2  Actions at Closing . . . . . . . . . . . . . . . . .  7
          3.2.1  Brea Stock Certificates . . . . . . . . . . .  7
          3.2.2  Assignment of LP Interest . . . . . . . . . .  7
          3.2.4  Payment of Brea Stock Purchase Price. . . . .  7
          3.2.5  Payment of LP Interest Purchase Price . . . .  8
     3.3  Additional Actions . . . . . . . . . . . . . . . . .  8

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
RELATING TO THE SELLER . . . . . . . . . . . . . . . . . . . .  8
     4.1  Due Organization . . . . . . . . . . . . . . . . . .  8
     4.2  Power and Authority. . . . . . . . . . . . . . . . .  8
     4.3  Valid, Binding and Enforceable Obligations . . . . .  8
     4.4  No Violations. . . . . . . . . . . . . . . . . . . .  8
     4.5  Governmental Consents and Notices. . . . . . . . . .  9
     4.6  Additional Consents and Notices. . . . . . . . . . .  9
     4.7  Partner Interests. . . . . . . . . . . . . . . . . .  9
     4.8  No Litigation. . . . . . . . . . . . . . . . . . . .  9
     4.9  Bankruptcy . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO
BREA, THE PARTNERSHIP AND THE FACILITY . . . . . . . . . . . . 10
     5.1  Due Organization; Capitalization . . . . . . . . . . 10
     5.2  Power and Authority. . . . . . . . . . . . . . . . . 10
     5.3  Business of Brea and the Partnership . . . . . . . . 10
     5.4  No Violations. . . . . . . . . . . . . . . . . . . . 11
     5.5  No Litigation. . . . . . . . . . . . . . . . . . . . 11
     5.6  Bankruptcy . . . . . . . . . . . . . . . . . . . . . 11
     5.7  Qualifying Facility Matters. . . . . . . . . . . . . 11
     5.8  Intentionally Omitted. . . . . . . . . . . . . . . . 12
     5.9  Financial Statements; Books of Account . . . . . . . 12
     5.10  Absence of Certain Changes. . . . . . . . . . . . . 12
     5.11  No Undisclosed Liabilities. . . . . . . . . . . . . 12
     5.12  Partnership Assets. . . . . . . . . . . . . . . . . 13
          5.12.1  Real Property Rights; Title Insurance. . . . 13
          5.12.2  Fixtures and Improvements. . . . . . . . . . 13
          5.12.3  Equipment and Other Personal Property. . . . 13
          5.12.4  Title to Partnership Assets. . . . . . . . . 13
     5.13  Project Documents . . . . . . . . . . . . . . . . . 13
     5.14  No Employees, Etc . . . . . . . . . . . . . . . . . 14
     5.15  Permits . . . . . . . . . . . . . . . . . . . . . . 14
     5.16  General Legal Compliance. . . . . . . . . . . . . . 15
     5.17  Environmental Legal Compliance. . . . . . . . . . . 15
     5.18  Insurance . . . . . . . . . . . . . . . . . . . . . 15
     5.19  Utilities . . . . . . . . . . . . . . . . . . . . . 15
     5.20  Facility Construction and Condition . . . . . . . . 15
     5.21  Securities Laws . . . . . . . . . . . . . . . . . . 15
     5.22  Brokers . . . . . . . . . . . . . . . . . . . . . . 16
     5.23  Tax Returns . . . . . . . . . . . . . . . . . . . . 16
     5.24  Bank Accounts . . . . . . . . . . . . . . . . . . . 16
     5.25  Projections . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 6
BUYER'S REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . 16
     6.1  Due Organization . . . . . . . . . . . . . . . . . . 16
     6.2  Power and Authority. . . . . . . . . . . . . . . . . 17
     6.3  Valid, Binding and Enforceable Obligations . . . . . 17
     6.4  No Violations. . . . . . . . . . . . . . . . . . . . 17
     6.5  Bankruptcy . . . . . . . . . . . . . . . . . . . . . 17
     6.6  No Litigation. . . . . . . . . . . . . . . . . . . . 18
     6.7  Investment Intent. . . . . . . . . . . . . . . . . . 18
     6.8  Accredited Investor. . . . . . . . . . . . . . . . . 18
     6.9  Brokers' Fees. . . . . . . . . . . . . . . . . . . . 18

ARTICLE 7
CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. . . . . . . . 19
     7.1  No Termination . . . . . . . . . . . . . . . . . . . 19
     7.2  Representations True and Correct; Certificate. . . . 19
     7.3  Compliance with Covenants; Certificate . . . . . . . 19
     7.4  No Adverse Proceedings . . . . . . . . . . . . . . . 19
     7.5  Proceedings Satisfactory . . . . . . . . . . . . . . 19
     7.6  No Adverse Changes . . . . . . . . . . . . . . . . . 19
     7.7  Consents and Notices . . . . . . . . . . . . . . . . 19
     7.8  Legal Opinion. . . . . . . . . . . . . . . . . . . . 20
     7.9  Execution and Delivery of Closing Documents. . . . . 20
     7.10  No Violations . . . . . . . . . . . . . . . . . . . 20
     7.11  Closing Actions . . . . . . . . . . . . . . . . . . 20
     7.12  Stock and Partnership Documents . . . . . . . . . . 20

ARTICLE 8
CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS . . . . . . . . . 20
     8.1  No Termination . . . . . . . . . . . . . . . . . . . 20
     8.2  Representations True and Correct; Certificate. . . . 21
     8.3  Compliance with Covenants; Certificate . . . . . . . 21
     8.4  No Adverse Proceedings . . . . . . . . . . . . . . . 21
     8.5  Proceedings Satisfactory . . . . . . . . . . . . . . 21
     8.6  Consents and Notices . . . . . . . . . . . . . . . . 21
     8.7  Legal Opinion. . . . . . . . . . . . . . . . . . . . 21
     8.8  Execution and Delivery of Closing Documents. . . . . 21
     8.9  No Violations. . . . . . . . . . . . . . . . . . . . 21
     8.10  Closing Actions . . . . . . . . . . . . . . . . . . 22

ARTICLE 9
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 22
     9.1  Indemnification by Seller. . . . . . . . . . . . . . 22
     9.2  Indemnification by the Buyer.. . . . . . . . . . . . 22

ARTICLE 10
ADDITIONAL COVENANTS AND TERMINATION . . . . . . . . . . . . . 22
     10.1  Seller's General Pre-Closing Covenants. . . . . . . 22
          10.1.1  Full Access. . . . . . . . . . . . . . . . . 23
          10.1.2  Furnishing Information . . . . . . . . . . . 23
          10.1.3  Consultation with Accountants. . . . . . . . 23
          10.1.4  Discussions with Facility Participants . . . 23
          10.1.5  Representations and Warranties . . . . . . . 23
          10.1.6  Conduct of Business. . . . . . . . . . . . . 23
          10.1.7  Preservation of Assets, Relationships, Etc.. 23
          10.1.8  New Obligations. . . . . . . . . . . . . . . 24
          10.1.9  No Defaults or Events of Default . . . . . . 24
          10.1.10  No Solicitations, Etc.. . . . . . . . . . . 24
          10.1.11  Notification. . . . . . . . . . . . . . . . 24
          10.1.12  Spare Parts . . . . . . . . . . . . . . . . 24
     10.2  Filings and Consents. . . . . . . . . . . . . . . . 24
     10.3  Provision of Information. . . . . . . . . . . . . . 24
     10.4  Partnership Financial Matters Before\
            and After the Closing Date . . . . . . . . . . . . 24
     10.5  Intentionally left blank. . . . . . . . . . . . . . 25
     10.6  Further Assurances. . . . . . . . . . . . . . . . . 25
     10.7  Termination . . . . . . . . . . . . . . . . . . . . 25
          10.7.1  By Mutual Agreement. . . . . . . . . . . . . 25
          10.7.2  By the Buyer . . . . . . . . . . . . . . . . 25
          10.7.3  By the Seller. . . . . . . . . . . . . . . . 25
          10.7.4  By Any Party . . . . . . . . . . . . . . . . 25
     10.8  Seller's/Operator's Employees . . . . . . . . . . . 25

ARTICLE 11
TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     11.1  Sales and Transfer Taxes. . . . . . . . . . . . . . 26
     11.2  Income Tax Matters. . . . . . . . . . . . . . . . . 26
          11.2.1  Certain Income Tax Effects of the Transactions 26
          11.2.2  Closing of Books . . . . . . . . . . . . . . 27
          11.2.3  Covenant of Consistent Reporting . . . . . . 27
          11.2.4  Taxes and Tax Returns. . . . . . . . . . . . 27
               11.2.4.1  Seller's Responsibility . . . . . . . 27
               11.2.4.2  Buyer's Responsibility. . . . . . . . 27
          11.2.5  Cooperation and Exchange of Information. . . 27
          11.2.6  Tax Proceedings. . . . . . . . . . . . . . . 28
          11.2.7  Survival . . . . . . . . . . . . . . . . . . 28

ARTICLE 12
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 28
     12.1  Transaction Costs . . . . . . . . . . . . . . . . . 28
     12.2  Entire Agreement. . . . . . . . . . . . . . . . . . 28
     12.3  Amendments. . . . . . . . . . . . . . . . . . . . . 29
     12.4  Assignments . . . . . . . . . . . . . . . . . . . . 29
     12.5  Binding Effect. . . . . . . . . . . . . . . . . . . 29
     12.6  Headings. . . . . . . . . . . . . . . . . . . . . . 29
     12.7  Notices . . . . . . . . . . . . . . . . . . . . . . 29
     12.8  Severability. . . . . . . . . . . . . . . . . . . . 30
     12.9  Waivers . . . . . . . . . . . . . . . . . . . . . . 30
     12.10  Enforcement Costs. . . . . . . . . . . . . . . . . 30
     12.11  Remedies Cumulative. . . . . . . . . . . . . . . . 30
     12.12  Counterparts . . . . . . . . . . . . . . . . . . . 30
     12.13  Governing Law. . . . . . . . . . . . . . . . . . . 31
     12.14  Preparation of Agreement . . . . . . . . . . . . . 31
     12.15  Survival . . . . . . . . . . . . . . . . . . . . . 31
     12.16  Inducement to Transaction. . . . . . . . . . . . . 31
     12.17  Receipt of Monies, Etc.. . . . . . . . . . . . . . 31

ARTICLE 13
EXECUTION CLAUSE . . . . . . . . . . . . . . . . . . . . . . . 32

EXHIBITS:

     Exhibit A -    Form of Agreement of Waiver
     Exhibit B -    Form of Amendment to Transaction Documents
     Exhibit C -    Form of Assignment and Assumption Agreement
     Exhibit D -    Form of Assignment of LP Interest

SCHEDULES:

     Schedule 4.5   -    Governmental Consents and Notices
     Schedule 4.6   -    Additional Consents and Notices
     Schedule 5.9   -    Financial Statements
     Schedule 5.12.1-    Real Property, Easements, Title Insurance, Etc.
     Schedule 5.12.2-    Fixtures, Improvements, Etc.
     Schedule 5.12.3-    Equipment and Other Personal Property, Etc.
     Schedule 5.13  -    Project Documents
     Schedule 5.14  -    Employee Matters
     Schedule 5.15  -    Permits
     Schedule 5.16  -    Exceptions to General Legal Compliance
     Schedule 5.17  -    Exceptions to Environmental Legal Compliance
     Schedule 5.18  -    Insurance
     Schedule 5.24  -    Bank Accounts, Etc.

                      ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of May 31, 1997, between GSF Energy, L.L.C., a Delaware limited liability company and successor by merger to GSF Energy, Inc. (the "Seller"), and Olinda, L.L.C., a Delaware limited liability company (the "Buyer"), with reference to the following recitals:

                            RECITALS

     A. Brea Power Partners, L.P. (the "Partnership") has been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act") pursuant to a Certificate of Limited Partnership of the Partnership, as filed in the office of the Secretary of State of the State of Delaware on October 12, 1994, and an Agreement of Limited Partnership dated as of the 12th day of October, 1994 (the "Partnership Agreement").

     B. Under the Partnership Agreement, Brea Power (I), Inc., a Delaware corporation ("Brea"), is the sole general partner of the Partnership and the Buyer and the Seller are each limited partners of the Partnership.

     C. The Partnership owns and operates all of the assets comprising an approximately 5 megawatt landfill gas fired electric generating facility (the "Facility") located in the space above Olinda Canyon portion of the municipal solid waste landfill owned by and located in Orange County, California, which is generally referred to as the Olinda/Olinda Alpha Sanitary Landfill. The Facility provides electrical energy and capacity to Southern California Edison Company ("SCE") pursuant to the Power Purchase Agreement (defined below).

     D. At the closing described below, the Buyer will purchase from the Seller the Brea Stock (as defined below) and the Seller will assign to the Buyer the LP Interest (as defined below).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties, intending to be legally bound, hereby agree as follows:

                            ARTICLE I
                 DEFINITIONS AND INTERPRETATIONS

     1.1 Defined Terms. Capitalized terms used in this Agreement without other definition shall have the meanings specified in this Section 1.1, unless the context requires otherwise.

     "Additional Consents and Notices" has the meaning set forth in Section
4.6.

     "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and

"under common control with," with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Aggregate Purchase Price" means an amount of Three Million Dollars ($3,000,000), consisting of the Brea Stock Purchase Price and the LP Interest Purchase Price.

     "Agreement" means this Acquisition Agreement, including all Exhibits and Schedules.

     "Agreement of Waiver" means the mutual waiver agreement in the form of Exhibit A attached hereto.

     "Amendment to Transaction Documents" means the amendment to certain transaction documents relating to the Facility in the form of Exhibit B attached hereto.

     "Assignment and Assumption Agreement" means the assignment and assumption agreement between Seller and Buyer in the form of Exhibit C attached hereto.

     "Assignment of LP Interest" means the Assignment of LP Interest between the Seller and the Buyer in the form of Exhibit D attached hereto.

     "Brea Stock" shall have the meaning given in Section 5.1.

     "Brea Stock Purchase Price" means Three Hundred Thousand Dollars
($300,000).

     "Buyer" has the meaning set forth in the Preamble.

     "Closing" has the meaning given in Section 3.1.

     "Closing Date" has the meaning given in Section 3.1.

     "Closing Documents" means, collectively, this Agreement, the Assignment of LP Interest, the Amendment to Transaction Documents, the Assignment and Assumption Agreement, and the Agreement of Waiver.

     "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations adopted thereunder.

     "CPUC" means the California Public Utilities Commission and its successors.

     "Default" means, when used with reference to any agreement without other reference, any event or circumstances that, with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default under such agreement.

     "Environmental Laws" means, collectively, all federal, state, local and other applicable laws, statutes and regulations, which in any way relates to health, safety or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ( 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. ( 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ( 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. ( 2601 et seq.; the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C. ( 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. ( 7401 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. ( 4231; the Rivers and Harbours Act of 1899, 33 U.S.C. ( 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. ( 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ( 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ( 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. (( 1471, 1472, 1655, 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. ( 136 et seq.; and the Atomic Energy Act, 42 U.S.C. ( 3011 et seq.

     "Event of Default means, when used with reference to any agreement without other reference, an event of default or other similar event as defined, or pursuant to, the terms of such agreement.

     "Facility" has the meaning set forth in the Recitals.

     "FERC" means the Federal Energy Regulatory Commission and its successors.

     "Financial Statements" has the meaning set forth in Section 5.9.

     "FPA" means the Federal Power Act, as amended, and all rules and regulations adopted thereunder.

     "GAAP" means generally accepted accounting principles in effect in the United States from time to time.

     "Gas Agreement" means that certain Partial Assignment and Assumption Agreement dated November 29, 1994 between the Seller and the Partnership.

     "Gas Lease" means that certain Amended and Restated Gas Lease Agreement dated December 14, 1993 by and between the County of Orange, California and Seller.

     "Governmental Approval" means any applicable authorization, approval, consent, license, lease, ruling, permit, tariff, certification, exemption, filing or registration by or with any Governmental Person.

     "Governmental Person" means any federal, state, local or other government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

     "Governmental Rule" means any applicable federal, state, local or other law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, but does not include Governmental Approvals.

     "Governmental Consents and Notices" has the meaning set forth in
Section 4.5.

     "GP Interest" has the meaning set forth in Section 4.7.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations thereunder.

     "Knowledge," "known" and "knows," whether or not capitalized herein and when used with respect to matters covered by representation, warranty, covenant or other provision of this Agreement applicable to the Seller, means the knowledge and beliefs of each of Jerrel D. Branson and John Hall, but without any independent investigation.

     "Lien" means any lien, mortgage, encumbrance, charge, pledge, lease, security interest, claim, option or right of any kind (including any conditional sale or other title retention agreement).

     "LP Interest" shall have the meaning given in Section 4.7.

     "LP Interest Purchase Price" means Two Million Seven Hundred Thousand Dollars ($2,700,000).

     "Operator" means Ecogas Corporation, a Delaware corporation.

     "Partnership" has the meaning set forth in the Recitals.

     "Partnership Agreement" has the meaning set forth in the Recitals.

     "Partnership Assets" means all of the assets and rights of any kind or character owned or leased or otherwise benefiting the Partnership, including (i) the Site, and all easements, rights of way and other similar rights in which the Partnership has any interest, (ii) the Facility and related fixtures, improvements, equipment and other assets located on the Site, (ii) the Power Purchase Agreement, Gas Agreement and all of the other Project Documents, (iii) the Permits, (iv) all of the tangible and intangible personal, real, mixed and other property and assets of any kind owned or leased by the Partnership or in which the Partnership has any right or interest and (v) all assets included in the balance sheet contained in the Financial Statements (other than assets which have been disposed of in the ordinary course since the date of the Financial Statements), but excluding the Excluded Assets and excluding any assets transferred to the Seller under any of the Closing Documents.

     "Permits" has the meaning set forth in Section 5.15.

     "Person" means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Person or other entity.

     "Power Purchase Agreement" means that certain Parallel Generation Agreement dated December 28, 1982 between the Seller (as successor to Getty Synthetic Fuels, Inc.) and SCE, as amended by Amendment No. 1 executed as of September 30, 1985, and as assigned to the Partnership pursuant to an Assignment and Assumption Agreement dated November 29, 1994 between the Seller and the Partnership, as consented to by SCE pursuant to a Consent Agreement dated as of November 29, 1994 by and among SCE, the Seller and the Partnership.

     "Project Documents" has the meaning set forth in Section 5.13.

     "Projections" means the financial projections attached hereto as
Schedule 5.25.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, and all rules and regulations adopted thereunder.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, and all rules and regulations adopted thereunder.

     "Qualifying Facility" means a "qualifying facility" within the meaning of PURPA.

     "Ridgewood Trust" means Ridgewood Electric Power Trust I, a Delaware business trust and limited partner of the Partnership.

     "SCE" has the meaning set forth in the recitals of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations adopted thereunder.

     "Seller" has the meaning set forth in the Preamble.

     "Site" means the property on which the Facility is located.

     "Tax Liabilities" means all income, excise, sales, unemployment, employer and employee withholding, social security, occupation, franchise, customs and other taxes, duties or charges levied, assessed or imposed upon Brea or the Partnership, to the extent allocable to the Seller"s interest in the Partnership, during any portion of the taxable year of Brea or the Partnership ending on the Closing Date or that accrued or are attributable to any portion of the taxable year of Brea or the Partnership ending on the Closing Date.

     "Tax Returns" has the meaning set forth in Section 5.23.

     1.2 Interpretations. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise necessarily requires:

          1.2.1 the terms "herein," "herewith" and "hereof" are references to this Agreement, taken as a whole;

          1.2.2 the terms "include," "includes" and "including" shall mean "including, without limitation";

          1.2.3 references to a "Section," "Article," "Exhibit" or "Schedule" shall mean a Section, Article, Exhibit or Schedule of this Agreement, as the case may be;

          1.2.4 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

          1.2.5 references to a Person includes its permitted successors and permitted assigns;

          1.2.6 the singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa;

          1.2.7 reference to a given Governmental Rule is a reference to that Governmental Rule as amended, modified, supplemented or restated as of the date on which the reference is made; and

          1.2.8 accounting terms have the meaning given to them by GAAP applied on a consistent basis by the Person to which they relate.

                            ARTICLE 2
        SALE AND PURCHASE OF BREA STOCK AND LP INTEREST;
                         PURCHASE PRICE

     2.1 Sale of Brea Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, and the Buyer shall purchase, the Brea Stock for a price equal to the Brea Stock Purchase Price.

     2.2 Sale of LP Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell and the Buyer shall purchase, the LP Interest for a purchase price equal to the LP Interest Purchase Price.

     2.3 Manner of Payment. At the Closing, the Buyer shall pay the purchase prices specified in Section 2.1 and Section 2.2 in the manner specified in Article 3.

                            ARTICLE 3
               CLOSING DATE AND ACTIONS AT CLOSING

     3.1 Closing Date. Subject to the other provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Reid & Priest, LLC, 40 West 57th Street, New York, NY 10019 at 12:00 p.m. Pacific Daylight Time, on Saturday May 31, 1997, or on such other date and at such other place as may be mutually agreed upon by the parties. The date of the Closing is sometimes referred to herein as the "Closing Date."

     3.2 Actions at Closing. In addition to and without limiting any other provisions of this Agreement, the Seller and the Buyer shall take the following actions or cause the following actions to be taken at the
Closing:

          3.2.1 Brea Stock Certificates. The Seller shall deliver to the Buyer certificates representing the Brea Stock, duly endorsed in blank or accompanied by duly executed stock powers in blank in proper form for transfer.

          3.2.2 Assignment of LP Interest. The Seller and the Buyer shall execute and deliver the Assignment of LP Interest.

          3.2.3 Other Closing Documents. The Seller and the Buyer shall execute and deliver the other Closing Documents.

          3.2.4 Payment of Brea Stock Purchase Price. The Buyer shall pay or cause to be paid to the Seller the Brea Stock Purchase Price by wire transfer or other credit of immediately available funds to an account designated by the Seller.

          3.2.5 Payment of LP Interest Purchase Price. The Buyer shall pay or cause to be paid to the Seller the LP Interest Purchase Price by wire transfer or other credit of immediately available funds to an account designated by the Seller.

     3.3 Additional Actions. The Seller and the Buyer shall, on request, on and after the Closing Date, take such further actions as may be requested pursuant to Section 10.6.

                            ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES
                     RELATING TO THE SELLER

     The Seller hereby represents and warrants to the Buyer (regardless of any examinations, inspections, audits or other investigations the Buyer has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     4.1 Due Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in the State of California.

     4.2 Power and Authority. The Seller has full power and authority to enter into and perform its obligations hereunder and under the Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All proceedings required to be taken by the Seller to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     4.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which the Seller is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by the Seller and constitutes, or will constitute when executed, a valid, binding, and enforceable obligation, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors" rights and the enforcement of debtors" obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     4.4 No Violations. The execution and delivery by the Seller of this Agreement and the other Closing Documents to which it is or will be a party, and the Seller's consummation of the transactions contemplated hereby and thereby will not (a) violate the organizational documents of the Seller, (b) violate or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which the Seller is a party or by which any of the properties or assets of the Seller is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of the Seller, or under any debt, obligation, contract, commitment or other agreement to which the Seller is a party or by which any of its properties or assets is or may be bound or (d) violate any Governmental Rule.

     4.5 Governmental Consents and Notices. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the "Governmental Consents and Notices"), no Governmental Approval is necessary or appropriate in connection with the execution and delivery by the Seller of this Agreement and the other Closing Documents, or the consummation by the Seller of the transactions contemplated hereby and thereby, including the transfer of the Brea Stock and the LP Interest. Except as expressly described on Schedule 4.5, all of the Governmental Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired. Without limiting the generality of the preceding provisions of this Section 4.5, no consent, approval or filing is required under or in connection with the HSR Act in connection with the transactions contemplated by this Agreement.

     4.6 Additional Consents and Notices. Except for the consents, notices and other items set forth on Schedule 4.6 (collectively, the "Additional Consents and Notices"), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Persons) is necessary or appropriate in connection with the execution and delivery by the Seller of this Agreement and the other Closing Documents, or the consummation by the Seller of the transactions contemplated hereby and thereby, including the transfer by the Seller of the Brea Stock and the LP Interest. Except as expressly described on Schedule 4.6, all of the Additional Consents and Notices have been duly obtained or made and none has been revoked or rescinded or has expired.

     4.7 Partner Interests. The Seller and Ridgewood Trust are the sole limited partners of the Partnership, provided that no representation is made as to whether Ridgewood has sold or otherwise transferred its interest in the Partnership to any Person. Brea is the sole general partner of the Partnership, holding a 1% interest therein (the "GP Interest"). The Seller holds the interest described in the Partnership Agreement (the "LP Interest"). Brea owns the GP Interest, and Seller owns the LP Interest, in each case free and clear of all Liens. No other party has any rights to acquire or otherwise holds any interest in or has any rights with respect to (i) the Brea Stock, (ii) the GP Interest or (iii) the LP Interest, except as may be otherwise provided in the Partnership Agreement. The Seller will sell and transfer the Brea Stock and LP Interest to the Buyer at the Closing free and clear of all Liens as herein provided.

     4.8 No Litigation. There are no actions, suits or proceedings of any type pending or, to the Seller's knowledge, threatened, against the Seller, whether at law or in equity, including actions, suits or proceedings, before or by any Governmental Person, which relate to the Facility or its interest in Brea or the Partnership. Seller has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding.

     4.9 Bankruptcy. The Seller has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Seller seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of the Seller or of all or any part of its properties.

                            ARTICLE 5
           REPRESENTATIONS AND WARRANTIES RELATING TO
             BREA, THE PARTNERSHIP AND THE FACILITY

     The Seller hereby represents and warrants to the Buyer (regardless of any examinations, inspections, audits or other investigations the Buyer has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:

     5.1 Due Organization; Capitalization. Brea is a corporation, and the Partnership is a limited partnership, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware.
Each of Brea and the Partnership is qualified to transact business in the State of California and in all other jurisdictions where the ownership of its properties or its operations require such qualifications. There are no dissolution, winding-up or similar proceedings pending, or to the Seller's knowledge, threatened against, Brea or the Partnership. The authorized capital of Brea consists of 500 shares of capital stock, par value $1.00 per share, of which 100 shares are issued and outstanding, fully paid and non-assessable, and owned by the Seller, free and clear of all Liens (the "Brea Stock").

     5.2 Power and Authority. Each of Brea and the Partnership has full power and authority as a corporation and as a limited partnership, respectively, to carry on its respective business as now conducted, to own or hold under lease its properties and to enter into and perform its obligations under each Project Document to which it is a party.

     5.3 Business of Brea and the Partnership. Brea is not engaged in any business or activities other than serving as the sole general partner of the Partnership and matters incidental thereto. The Partnership is not engaged in any business or activities other than the development, ownership, operation and maintenance of the Facility and matters incidental thereto. Without limiting the generality of the foregoing, neither Brea nor the Partnership (a) owns any capital stock, partnership interest or other interest of any type, directly or indirectly, in any other corporation, partnership (other than the Partnership) or other Person, (b) conducts any business other than the business contemplated by the Project Documents to which it is a party, (c) is a party to or bound by any contract, agreement, instrument or other document other than the Project Documents to which it is a party (d) has outstanding debt or other liability of any type other than pursuant to the Project Documents to which it is a party or as otherwise disclosed on the Financial Statements.

     5.4 No Violations. The execution and delivery by Brea and the Partnership of this Agreement and the other Closing Documents, and the consummation by such parties of the transactions contemplated hereby and thereby will not (a) violate or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Project Document, (b) result in the creation or imposition of any Lien upon any of the property or assets of Brea or the Partnership, or under the Project Documents or (c) violate any Governmental Rule.

     5.5 No Litigation. There are no actions, suits or proceedings of any type pending or, to the Seller's knowledge, threatened, against Brea, the Partnership or any of their respective properties or business, whether at law or in equity, including actions, suits, or proceedings before or by any federal, state, municipal or other court or governmental department, commission, board, bureau, agent, instrumentality or other Governmental Person. The Seller has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. Neither Brea nor the Partnership is operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.

     5.6 Bankruptcy. Neither Brea nor the Partnership has filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any part of their respective properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against Brea or the Partnership seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of Brea or the Partnership or of all or any part of their respective properties.

     5.7 Qualifying Facility Matters. The Facility is an electrical generating facility that has been certified by the FERC as a Qualifying Facility. The Facility is, and during all applicable periods has been, a Qualifying Facility (except that (a) no representation or warranty is made as to the effect, if any, on the status of the Facility as a Qualifying Facility under PURPA, of Ridgewood Trust being a limited partner in the Partnership) in compliance in all respects with all technical and ownership requirements contained in all applicable FERC and CPUC rules and regulations.

     5.8   Intentionally Omitted.

     5.9 Financial Statements; Books of Account. Attached as Schedule 5.9 are the audited financial statements of the Partnership for the period ending as of December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial position and results of operations of Brea and the Partnership at the dates and for the periods indicated therein. Brea's only activities have been to serve as the general partner of the Partnership and it has no assets (other than the general partnership interest in the Partnership), revenues or liabilities except for the contingent liabilities for the liabilities of the Partnership shown in the Financial Statements.

     5.10  Absence of Certain Changes.  Since the date of the Financial
Statements:

          5.10.1 neither Brea nor the Partnership has entered into any transaction which was not in the ordinary course of its business;

          5.10.2 there has been no material change in the business, operations, finances, assets or liabilities of Brea or the Partnership;

          5.10.3 there has been no material damage to, destruction of or loss of or the Facility or any assets of Brea or the Partnership;

          5.10.4 neither Brea nor the Partnership has declared, paid or set aside for payment any amounts for distribution to the Seller or any other Person; and

          5.10.5 neither Brea nor the Partnership has made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates theretofore adopted.

     5.11 No Undisclosed Liabilities. To the knowledge of the Seller (i) as of the date of the most recent balance sheet included in the Financial Statements, neither Brea nor the Partnership had any material liabilities or obligations of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise), which were not fully disclosed, reflected or reserved against in such Financial Statements or the notes thereto, and
(ii) since the date of the most recent balance sheet included in the Financial Statements, neither Brea nor the Partnership has incurred any liability or obligation of any nature (whether accrued, absolute, fixed, known, asserted, contingent, by guaranty, surety or assumption or otherwise) except for current liabilities or obligations which have been incurred in the ordinary course of business.

     5.12  Partnership Assets.

          5.12.1 Real Property Rights; Title Insurance. Schedule 5.12.1 is a complete and accurate list of (i) all real property owned or leased by Brea or the Partnership and of all easements, rights of way, rights of interconnection and other similar agreements in which Brea or the Partnership has any rights and (ii) all title insurance policies and similar insurance policies issued to Brea or the Partnership or any of their respective Affiliates relating to any of the property described in preceding clause (i) or relating to the fixtures and improvements listed on
Schedule 5.12.2.

          5.12.2 Fixtures and Improvements. Schedule 5.12.2 is a complete and accurate list of all buildings, material fixtures and other improvements owned by the Partnership and located on the Site or elsewhere. The term "material," as used in this Section 5.12.2 and Section 5.12.3 below, means any such property having a value exceeding $1,000.

          5.12.3 Equipment and Other Personal Property. To the extent not included on Schedule 5.12.2, Schedule 5.12.3 is a complete and accurate list of all material equipment, plant, machinery, installations, tools, spare parts, furniture, supplies, vehicles and other personal property owned by the Partnership, and Schedule 5.12.3 specifically indicates any material item of property which is not located on or at the Site and identifies the location thereof.

          5.12.4 Title to Partnership Assets. The Partnership has a valid leasehold interest in the Site, free and clear of all Liens, and the Partnership has good and indefeasible title to the remainder of the Facility and all of the other Partnership Assets, free and clear of all Liens, in each case subject to customary and routine exceptions normally found in title insurance policies. The Partnership Assets constitute all of the assets necessary for the lawful operation and use of the Facility in the ordinary course (including all easements, rights of way, rights of interconnection and other similar rights and agreements required for the operation of the Facility) and such assets include all assets required by the Project Documents.

     5.13  Project Documents.

          5.13.1 Set forth on Schedule 5.13 is a true, correct and complete list and brief description of all material agreements, contracts, instruments, licenses, permits and franchises, including all amendments thereto relating to Brea, the Partnership or the Facility, or to which Brea, the Partnership or the Facility is subject (collectively, the "Project Documents"). A true, correct and complete copy of each of the Project Documents including all amendments, supplements, exhibits and schedules, if any, thereto has been delivered to the Buyer.

          5.13.2 Neither the Power Purchase Agreement nor the Gas Agreement has been modified, supplemented, amended, waived or terminated in any respect whatsoever, and none of the other Project Documents has been modified, supplemented, amended, waived or terminated in any material respect, in any such case whether orally or in writing, except by means of another Project Document.

          5.13.3 Each of the Project Documents constituting an agreement, contract, instrument or other similar document (including the Power Purchase Agreement and the Gas Agreement) (a) has been duly authorized, executed and delivered by the Seller, Brea and/or the Partnership, as the case may be, and to the Seller's knowledge, by each of the other parties thereto, (b) except to the extent fully performed in accordance with its terms, is in full force and effect, and (c) to the Seller's knowledge, is a valid obligation of such other parties enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting enforcement of creditor's rights and general principles of equity.

          5.13.4 No Default or Event of Default on the part of Brea or the Partnership has occurred and is continuing under any Project Document (including the Power Purchase Agreement or Gas Agreement), and neither Seller, Brea nor the Partnership has received notice, oral or written, that a Default or Event of Default on the part of any other Person has occurred thereunder or that any Person has alleged or asserted any such Default or Event of Default by an Person.

     5.14 No Employees, Etc. Neither Brea nor the Partnership has any employees, or any compensation, bonus, health, sick pay, disability, vacation pay, group-term life insurance, dependant care assistance, accidental death and dismemberment insurance, severance, employee welfare, pension, profit sharing, retirement or other employee benefit plans, funds, programs or arrangements. Schedule 5.14 sets forth a true and accurate list of the employees of the Seller or the Operator who are employed in connection with the Facility.

     5.15 Permits. The Governmental Approvals listed on Schedule 5.15 (collectively, the "Permits") constitute, to the Seller's knowledge, all of the material Governmental Approvals which are necessary or appropriate in connection with the ownership, use, operation and maintenance of the Facility and the conduct of Brea's and the Partnership's business and activities. To the Seller's knowledge, except as set forth on Schedule 5.15, each Permit has been duly and validly issued, or transferred, to Brea or the Partnership, as the case may be, and is in full force and effect, and all rights and entitlements thereunder are vested exclusively in Brea or the Partnership. Neither the Seller, Brea nor the Partnership has received any notice that Brea or the Partnership has committed any act or failed to act in any manner or under any circumstances which could result in the revocation or suspension of any Permit or in any other disciplinary action relating thereto. The consummation of the transactions provided for in this Agreement and the other Closing Documents will not violate any of the terms or provisions of the Permits or impose any material obligation on the Partnership or Brea. Neither Seller, Brea nor the Partnership has reason to believe that any of such Permits will not be renewed upon their natural expiration in the ordinary course of business upon compliance with normal and customary renewal procedures applicable to the respective Permit.

     5.16 General Legal Compliance. Except as disclosed on Schedule 5.16 or 5.17, Brea, the Partnership and the Facility are in compliance in all material respects with all Governmental Rules applicable to Brea, the Partnership and/or the Facility, as the case may be, and with all Permits, including all Governmental Rules applicable to the conduct of Brea's and the Partnership's business and activities and to the construction, ownership, operation, maintenance and use of the Facility, except where failure to comply would not have a material adverse effect on Brea, the Partnership or the Facility.

     5.17 Environmental Legal Compliance. Without limiting the generality of Section 5.16, and except as disclosed on Schedule 5.17, (a) Brea, the Partnership, the Facility and the Site are in compliance in all material respects with all Environmental Laws, and (b) to the Seller's knowledge, there has not been (in connection with, the construction, fuel supply, power generation and transmission, waste disposal, and other operations and processes relating to the Facility) any release, emission, seepage, disposal, spill or discharge at or to the Site or its environment, whether onto or into the ground, water, air or otherwise, of any petroleum products or of any substance considered a hazardous or toxic substance that would give rise to liability to the owner or operator of the Facility under any Environmental Law, and to the best of knowledge of the Seller, none is reasonably expected to occur imminently, other than those which (i) are not material, (ii) are permitted under all applicable Environmental Laws and Permits, (iii) occur in the normal course of the operation of the Facility or (iv) have not had and are not reasonably expected to have any material adverse impact on Brea, the Partnership or the Facility.

     5.18 Insurance. Schedule 5.18 contains a list and description of all insurance policies of any type which are held by Brea or the Partnership (or their Affiliates which relate to Brea, the Partnership or the Facility) specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder. Except as disclosed on Schedule 5.18, no claim of any type has been made under any of such policies.

     5.19 Utilities. All utility services necessary for the operation of the Facility are available at the boundaries of the Site, including water supply, sanitary and storm sewer facilities, and gas, electric and telephone facilities.

     5.20 Facility Construction and Condition. To the knowledge of the Seller, the Facility is operating substantially as designed, all of the Partnership Assets are in good operating condition, maintenance and repair (subject only to normal wear and tear) and there are no material design or other material defects in the Facility or any other Partnership Asset.

     5.21 Securities Laws. Based upon and provided that the representations of the Buyer in Sections 6.7 and 6.8 are true and correct, the sale of the Brea Stock and the LP Interest is not required to be registered pursuant to the Securities Act, or applicable state securities laws or regulations.

     5.22 Brokers. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, either Seller, Brea, the Partnership or any of their Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity.

     5.23 Tax Returns. Each of Brea and the Partnership has properly, accurately and timely completed and filed all federal, state and local tax returns and reports, declarations and information returns ("Tax Returns") required to be filed on or before the Closing Date by or on behalf of Brea or the Partnership, and has withheld and paid over all amounts shown as due on such returns, as well as other due and payable charges, assessments and governmental charges of which the Seller has knowledge. To the knowledge of the Seller, prior to the Closing Date, the Partnership is classifiable as a partnership, and not as an association taxable as a corporation under
Section 7701 of the Code and the regulations promulgated thereunder, and has been taxed as a partnership for federal income tax purposes under subchapter "K" of the Code, provided, however, that no representation is being made by Seller with respect to any adverse effect on such classification which is attributable to the activities of Ridgewood Trust as a limited partner of the Partnership. Except as provided on Schedule 5.23, no Tax Returns have been audited by any federal, state or local taxing authorities and no representation as to tax matters are made for the period commencing on and continuing after the Closing Date.

     5.24 Bank Accounts. Schedule 5.24 sets forth an accurate and complete list of (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Brea or the Partnership maintains accounts of any nature or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or to have access thereto and (b) the names of all Persons, if any, holding general or specific powers of attorney from Brea or the Partnership and a summary of the terms thereof.

     5.25 Projections. The Projections attached hereto as Schedule 5.25 were prepared by the Seller in good faith. The Seller has no knowledge of any facts or circumstances or provisions of the Project Documents that are inconsistent with the assumptions on which the Projections are based.


                            ARTICLE 6
             BUYER'S REPRESENTATIONS AND WARRANTIES

     The Buyer hereby represents and warrants to Seller (regardless of any examinations, inspections, audits or other investigations the Seller has heretofore made or may hereafter make with respect to such representations and warranties) as of the Closing Date as follows:


     6.1 Due Organization. The Buyer is a Delaware limited liability company, duly organized, and validly existing under the laws of the State of Delaware, and is qualified to transact business in all jurisdictions where the ownership of its properties or its operations require such qualification, except where the failure to so qualify would not have a material adverse effect on its financial condition, its ability to own its properties or transact its business, or to carry out the transactions contemplated hereby.

     6.2 Power and Authority. The Buyer has full limited liability company power and authority to enter into and perform its obligations hereunder and under the other Closing Documents to which it is or will be a party and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. All limited liability company proceedings required to be taken by the Buyer to authorize it to execute, deliver and perform the terms of this Agreement and the other Closing Documents to which it is or will be a party have been duly and validly taken.

     6.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the other Closing Documents to which the Buyer is or will be a party has been, or will be on the Closing Date, as the case may be, duly and validly executed by the Buyer and constitutes, or will when executed constitute, a valid, binding, and enforceable obligation, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and the enforcement of debtors' obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

     6.4 No Violations. The execution and delivery by the Buyer of this Agreement and the other Closing Documents to which it is or will be a party, and the Buyer's consummation of the transactions contemplated hereby and thereby will not (a) violate or be in conflict with the organizational documents of the Buyer, (b) violate, be in conflict with, or constitute a Default or Event of Default under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, obligation, contract, commitment of fees or other agreement to which the Buyer is a party or by which any of the properties or assets of the Buyer is or may be bound, (c) result in the creation or imposition of any Lien upon any of the property or assets of the Buyer, or under any debt, obligation, contract, commitment or other agreement to which the Buyer is a party or by which any of the properties or assets is or may be bound, or (d) violate any Governmental Rule.

     6.5 Bankruptcy. The Buyer has not filed any voluntary petition in bankruptcy or been adjudicated a bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy, insolvency, or other debtor relief law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties. No court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against the Buyer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, or other debtor relief law, and no other liquidator has been appointed of the Buyer or of all or any substantial part of its properties.

     6.6 No Litigation. There are no actions, suits or proceedings of any type pending or, to the Buyer's knowledge, threatened, against the Buyer or any of its properties or business, whether at law or in equity, before or by Governmental Person. The Buyer has no knowledge of any state of facts or contemplated event which may reasonably be expected to give rise to any such action, suit or proceeding. The Buyer is not operating under, or subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Person.

     6.7 Investment Intent. The Buyer is acquiring the Brea Stock and the LP Interest solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The Buyer acknowledges that the Brea Stock and the LP Interest are not registered under the Securities Act and that the Brea Stock and the LP Interest may not be transferred or sold except in compliance with the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and in compliance with applicable state securities laws and regulations.

     6.8 Accredited Investor. The Buyer is an "accredited investor" as defined in Rule 501 of the Securities Act and is a sophisticated investor with the capability of evaluating the merits and risks of entering into this Agreement.

     6.9 Brokers' Fees. Neither this Agreement nor the consummation of the transactions contemplated hereby was induced by or procured through any Person acting on behalf of, or representing, the Buyer or any of its Affiliates as a broker, finder, investment banker, financial advisor or in any similar capacity, except Monhegan Partners, pursuant to a separate agreement for which the Buyer is solely responsible.

     6.10 HSR Act. No consent, approval or filing is required under or in connection with the HSR Act in connection with the transactions contemplated by this Agreement.

     6.11 Ridgewood Partnership Interest. Ridgewood Trust has not sold, assigned or otherwise transferred all or any portion of its interest in the Partnership to any Person. To the knowledge of Buyer, prior to the Closing Date, the Partnership is classifiable as a partnership, and not as an association taxable as a corporation under Section 7701 of the Code and the regulations promulgated thereunder, and has been taxed as a partnership for federal income tax purposes under Subchapter "K" of the Code, provided, however that no representation is being made by Buyer with respect to any adverse effect on such classification which is attributable to the activities of the Seller as a limited partner of the Partnership or of Brea as the general partner of the Partnership.

                            ARTICLE 7
         CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

     The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the Buyer, in its sole discretion, of each of the following conditions on or prior to the Closing:

     7.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.7 hereof.

     7.2 Representations True and Correct; Certificate. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Seller shall have executed and delivered to the Buyer an officer's certificate confirming the same.

     7.3 Compliance with Covenants; Certificate. The Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Seller shall have executed and delivered to the Buyer an officers' certificate confirming the same.

     7.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     7.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and, the Buyer and its counsel shall have received copies of such documents and customary certificates as the Buyer and its counsel may reasonably request in connection therewith.

     7.6 No Adverse Changes. There shall have been no material adverse change in the position, financial or otherwise, or the assets, liabilities or results of operations of Brea, the Partnership or the Facility other than in the ordinary course of business or as permitted or contemplated by this Agreement, nor shall the business, assets and properties of Brea, the Partnership, or the Facility have been materially and adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, flood, riot, civil disturbance, uprising, activity of armed forces, or act of God or public enemy, whether or not covered by applicable insurance.

     7.7 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     7.8 Legal Opinion. The Buyer shall have received from Reid & Priest LLP, legal counsel to the Seller, opinions as to the authorization, delivery and performance of the Closing Documents and the other acts to be performed by Seller at Closing in form reasonably acceptable to the Buyer and its counsel.

     7.9 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     7.10 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     7.11 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby shall have been duly performed and complied with, and the Buyer shall have received satisfactory evidence of any and all such actions.

     7.12  Stock and Partnership Documents.  The Buyer shall have received
(i) Certificates representing the Brea Stock endorsed in blank, (ii) a copy of the certificate of limited partnership of the Partnership and the Partnership Agreement, in each case certified by an officer of Brea, and
(iii) evidence as to the good standing of Brea and the Partnership in the State of California.

     7.13 Transfer of Bank Accounts. Seller will execute and deliver, or cause to be executed and delivered, to Buyer such resignations and other documentation of officers and representatives of Brea or the Partnership as Buyer may reasonably request to effect the transfer of the bank accounts referenced in Schedule 5.24 as of the Closing Date.

                            ARTICLE 8
          CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the Seller, in its sole discretion, of each of the following conditions on or prior to the Closing:

     8.1 No Termination. This Agreement shall not have been terminated pursuant to Section 10.7 hereof.

     8.2 Representations True and Correct; Certificate. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, and the Buyer shall have executed and delivered to the Seller an officer's certificate confirming the same.

     8.3 Compliance with Covenants; Certificate. The Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and the Buyer shall have executed and delivered to the Seller an officers' certificate confirming the same.

     8.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or private individual or entity before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

     8.5 Proceedings Satisfactory. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller and its counsel, and, the Seller and its counsel shall have received copies of such documents and customary certificates as the Seller and its counsel may reasonably request in connection therewith.

     8.6 Consents and Notices. All Governmental Consents and Notices, Additional Consents and Notices and other consents or notices required to be obtained from or made to any Person shall have been duly obtained, made or provided, as the case may be, and shall be in full force and effect.

     8.7 Legal Opinion. The Seller shall have received from Downs Rachlin & Martin, PC, opinions as to the authorization, delivery and performance of the Closing Documents and the other acts to be performed by the Buyer at Closing in form reasonably acceptable to the Seller and its counsel.

     8.8 Execution and Delivery of Closing Documents. This Agreement and each of the other Closing Documents shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect on the Closing Date without any material Default or Event of Default having occurred or existing thereunder or material breach thereof or circumstance which would give any party thereto the right to terminate any such Closing Document.

     8.9 No Violations. The consummation of the transactions contemplated hereby and by the other Closing Documents shall not violate any Governmental Rule.

     8.10 Closing Actions. Each of the actions required to be taken pursuant to Section 3.2 or otherwise to effect the transactions contemplated hereby, including the payment of Brea Stock Purchase Price and the LP Interest Purchase Price, shall have been duly performed and complied with, and the Seller shall have received satisfactory evidence of any and all such actions.

                            ARTICLE 9
                         INDEMNIFICATION

     9.1 Indemnification by Seller. As the Buyer's sole monetary remedy for any breach of this Agreement by Seller, the Seller shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless the Buyer and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of the Seller under this Agreement or any other Closing Document. All of Seller's representations, warranties and covenants shall survive the Closing of this Agreement and shall continue until the expiration of the applicable statute of limitations; provided, however, that Buyer agrees that Seller shall have no liability for any breach of the representations, warranties and covenants set forth in section 5.3, 5.4, 5.5, 5.9, 5,10, 5.11, 5.12.1, 5.12.2,
5.12.3, 5.14, 5.15, 5.16, 5.18, 5.19, 5.20, 5.21, 5.24 or 5.25 unless Buyer asserts a claim with respect thereto on or before May 31, 1998, in which case Seller shall be liable only to the extent Buyer's claim exceeds $50,000 in the aggregate. In no event shall Seller's liability hereunder exceed the Aggregate Purchase Price.

     9.2 Indemnification by the Buyer. As the Seller's sole monetary remedy for any breach of this Agreement by the Buyer, the Buyer shall to the maximum extent not prohibited by law, indemnify, defend and hold harmless the Seller and all of its Affiliates, shareholders, partners, members, investors, directors, officers, employees, agents and assignees, from and against any and all losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees and expenses) suffered or incurred to third parties by any such party by reason of or resulting from the inaccuracy of any representation or warranty or the breach, nonfulfillment or nonperformance of any covenant or agreement of the Buyer under this Agreement or any other Closing Document.

                           ARTICLE 10
              ADDITIONAL COVENANTS AND TERMINATION

     10.1 Seller's General Pre-Closing Covenants. Until the Closing Date, the Seller shall, and shall cause Brea and the Partnership to, unless the Buyer shall otherwise agree in writing, do the following:

          10.1.1 Full Access. Permit the Buyer and its representatives, agents, counsel and accountants to have full access to all properties, books, accounts, records, contracts, files, correspondence, tax records and documents of or relating to Brea or the Partnership, the Facility and the Partnership Assets, and permit the Buyer to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of Brea and the Partnership and the Facility and the Partnership Assets as the Buyer deems necessary or advisable, provided that the Buyer shall take all reasonable steps to minimize the disturbance to the operations of Brea and the Partnership.

          10.1.2 Furnishing Information. Promptly furnish to cause to be furnished, at their sole cost and expense, to the Buyer and its representatives, originals or copies of all Project Documents and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to Brea, the Partnership, the Facility and the Partnership Assets that may be requested, including copies of all environmental reports, and plans and specifications pertaining to all or any portion of the Facility or the Site.

          10.1.3 Consultation with Accountants. Permit the Buyer to consult with the accountants for Brea and the Partnership, and said accountants are hereby authorized to disclose all information in their possession to the Buyer with respect to Brea and the Partnership.

          10.1.4 Discussions with Facility Participants. Permit the Buyer and its representatives and agents to discuss the proposed sale of the Brea Stock and the LP Interest with any of the parties to the Project Documents or any other Person who has any relationship to the Facility, except for employees of the Operator, without the explicit consent of the Seller.

          10.1.5 Representations and Warranties. Refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Articles 4 or 5 hereof from being true, complete and accurate on the Closing Date as if made on such date.

          10.1.6 Conduct of Business. Except as expressly contemplated hereby, carry on the business of Brea, the Partnership and the Facility in the ordinary course, and not sell, transfer or otherwise dispose of any Partnership Asset except in the ordinary course of business, and continue to use, operate, maintain and repair the Facility and all Partnership Assets in accordance with all Permits, all Project Documents and all applicable Governmental Rules and otherwise in accordance with the Partnership's prior practice.

          10.1.7 Preservation of Assets, Relationships, Etc. Preserve the business organization of Brea and the Partnership and the Facility and Partnership Assets intact, and preserve Brea's and the Partnership's present relationships with all other parties to the Project Documents and others involved with or having any material relationship to the Facility.

          10.1.8 New Obligations. Not enter into any material contract, agreement or instrument of any type, whether written or oral, or otherwise incur any new liabilities, whether contingent or otherwise, except in the ordinary course of business.

          10.1.9 No Defaults or Events of Default. Refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a Default or Event of Default under any Project Document.

          10.1.10 No Solicitations, Etc. Refrain from soliciting or encouraging (by way of furnishing information, or otherwise) any inquiries or proposals for the acquisition of Brea Stock or the GP Interest or the LP Interest or the Facility or any Partnership Assets.

          10.1.11 Notification. Promptly notify the Buyer in writing of any event, circumstance or condition that results or, with the passage of time or notice, or both, would reasonably be likely to result, in (a) any representation or warranty of the Seller under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of the Buyer being unable to be satisfied, or (c) the inability of the Seller to perform any of its obligations hereunder.

          10.1.12 Spare Parts. Contribute or cause to be contributed to the Partnership, free and clear of any Liens and at no obligation to the Partnership, all spare parts and other assets relating to or used in the operation of the Facility which are owned or controlled by the Seller or its Affiliates.

     10.2 Filings and Consents. The Seller, on its own behalf and on behalf of Brea and the Partnership, and the Buyer, as promptly as practicable after the Effective Date shall each use their reasonable, good faith and diligent efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

     10.3 Provision of Information. The originals of all books and records, accounts, contracts, and other documents held by the Seller or its Affiliates and relating to Brea, the Partnership or the Facility (other than documents wholly internal to the Seller or its Affiliates and not reasonably necessary to the proper operation and management of the Facility) shall be delivered by such parties to the Buyer at the Closing or promptly after the Closing Date, but in no event later than fifteen days after the Closing Date.

     10.4 Partnership Financial Matters Before and After the Closing Date. The Buyer and the Seller agree that the results of operations of the Partnership which are attributable to the GP Interest and the LP Interest for the period from January 1, 1997 through the Closing Date shall be for the account of the Seller, and that to the extent that the Partnership or Brea receives the proceeds of any of the Excluded Assets after the Closing Date, the Buyer shall promptly cause either Brea or the Partnership to pay over such proceeds to Seller, subject, however, to Buyer's right of offset to the extent that Seller has not discharged any of the Retained Liabilities. Similarly, if after the Closing Date, the Seller receives any amounts which are attributable to Brea, the Partnership or the Facility for periods commencing after the Closing Date, Seller shall promptly pay over all such amounts to the Buyer subject to Seller's right to offset the amount of such payment by any amount owed to the Seller by the Buyer pursuant to this Agreement.

     10.5  Intentionally left blank.

     10.6 Further Assurances. The Seller and the Buyer shall, on request, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or its counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the other Closing Documents.

     10.7 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

          10.7.1 By Mutual Agreement. By the mutual agreement of the Buyer and the Seller in writing.

          10.7.2 By the Buyer. By written notice the Buyer to the Seller if (a) any condition set forth herein for the benefit of the Buyer shall not have been timely satisfied, (b) Seller fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from the Buyer to the Seller or (c) any representation or warranty of the Seller hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from the Buyer to the Seller.

          10.7.3 By the Seller. By written notice from the Seller to the Buyer if (a) any condition set forth herein for the benefit of the Seller shall not have been timely satisfied, (b) the Buyer fails to perform any obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof from the Seller to the Buyer or (c) any representation or warranty of the Buyer hereunder proves to be false in any material respect and is not promptly cured after written notice thereof from the Seller to the Buyer.

          10.7.4 By Any Party. By written notice from any party to the other parties if the Closing contemplated hereunder has not taken place on or before April 30, 1997.

     10.8 Seller's/Operator's Employees. Buyer covenants that for a period of ten years after the Closing Date, Buyer will not solicit for employment or otherwise employ any of Seller's or the Operator's employees listed on Schedule 5.14, provided, however, that Buyer may solicit or employ any of such persons during such period if Seller's/Operator's employment relationship with such person has been terminated prior to the date of Buyer's first solicitation of such person.

                           ARTICLE 11
                           TAX MATTERS

     11.1 Sales and Transfer Taxes. All transfer, sales, use, documentary transfer, stamp or excise taxes, or other similar taxes of any type payable in connection with the sale and transfer of the Brea Stock or the LP Interest (or in connection with any deemed transfer of Partnership Assets effected thereby or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents) shall be the exclusive responsibility of and shall be paid by the Seller.

     11.2  Income Tax Matters.

          11.2.1 Certain Income Tax Effects of the Transactions. The parties acknowledge and agree that the transactions contemplated by this Agreement and the other Closing Documents relating to the Partnership will have the following consequences, among other consequences, for income tax purposes:

               11.2.1.1 The Seller will take into account, and there will be reported by the Seller to the Internal Revenue Service (and to the appropriate state, local and foreign income tax authorities), the Seller's allocable share (determined in accordance with Section 11.2.2) of the Partnership's income, gains, deductions, losses, credits and other items for the portion of the taxable year of the Partnership ending on the Closing Date; and

               11.2.1.2 Brea will take into account, and Brea will report to the Internal Revenue Service (and to the appropriate state, local and foreign income tax authorities) Brea's allocable share (determined in accordance with Section 11.2.2) of the Partnership's income, gains, deductions, losses, credits and other items for the portion of the taxable year of the Partnership ending on the Closing Date. Seller will indemnify and hold harmless Buyer, Brea and their respective Affiliates with respect to all tax liabilities of Brea attributable to the portion of the taxable year of the Partnership ending on the Closing Date.

               11.2.1.3 The Buyer will take into account, and there will be reported by the Buyer to the Internal Revenue Service (and to the appropriate state, local and foreign income tax authorities), the Buyer's allocable share (determined in accordance with Section 11.2.2) of the Partnership's income, gains, deductions, losses, credits and other items for the portion of the taxable year of the Partnership starting with the day after the Closing Date.

          11.2.2 Closing of Books. The determination of the Seller's, Brea's and the Buyer's allocable share of income, gains, deductions, losses, credits and other items for the taxable period before or after the Closing, as applicable, shall be made on the basis of each party's percentage interest in the Partnership under the terms of the Partnership Agreement, and a closing of the books of the Partnership as of the Closing. For this purpose, the Partnership books shall be deemed to have closed immediately after the purchase of all of the Brea Stock and the LP Interest at Closing.

          11.2.3 Covenant of Consistent Reporting. The Seller and the Buyer each covenant that it will not take any action inconsistent with any of the actions to be taken pursuant to this Agreement and will file, or cause to be filed, all tax returns, reports and forms affected by such consequences in a manner consistent with the requirement of this Agreement.

          11.2.4  Taxes and Tax Returns.

               11.2.4.1 Seller's Responsibility. The Seller and its Affiliates shall cause to be prepared and filed, and shall pay any taxes, interest or penalties associated therewith, any and all tax returns, reports and forms relating to taxes which are required to be filed for, by, on behalf of, or with respect to Brea and the Partnership on or before the Closing, or after the Closing and relating to any taxable period of Brea and the Partnership or portion thereof ending on or before the Closing.
The Seller shall indemnify the Buyer and Brea and their respective Affiliates and hold the Buyer, Brea and their respective Affiliates harmless from any and all liabilities associated with the failure by the Seller or its Affiliates to comply with the obligations set forth in the preceding sentence. Upon request of the Buyer made within 60 days after the Closing, Seller will cause the Partnership to make an election under
Section 754 of the Code with respect to the final tax return of the Partnership for the period ending on the Closing Date to the extent that such taxable year ends as a result of a constructive termination of the Partnership for federal income tax purposes by reason of Buyer's purchase of interests of the Partnership under this Agreement.

               11.2.4.2 Buyer's Responsibility. The Buyer and its Affiliates shall cause to be prepared and filed, and shall pay any taxes, interest or penalties associated therewith, each tax return, report or form (other than any tax return, report or form described in Section 11.2.4.1) which is required to be filed for, by, on behalf of or with respect to Brea and the Partnership for the periods after the Closing. The Buyer shall indemnify the Seller and its Affiliates and hold the Seller and its Affiliates harmless from any and all liabilities associated with the failure by the Buyer or any Affiliate thereof to comply with the obligations set forth in the preceding sentence.

          11.2.5 Cooperation and Exchange of Information. The Buyer and the Seller shall furnish or cause to be furnished to each other and their Affiliates (at reasonable times) upon request and as promptly as practicable, such information (including, without limitation, access to personnel and books and records) pertinent to tax matters to which this Agreement relates and assistance relating to such tax matters as is reasonably necessary for the preparation, review, audit and filing of any tax return, the preparation for any tax audit, or the defense or prosecution of any assessment or other similar claim or any administrative or court proceeding. The party requesting information shall reimburse the other for the third party costs of providing such information. Any information obtained by a party hereto or its Affiliates from another party hereto or its Affiliates in connection with any tax matters to which this Agreement relates shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

          11.2.6 Tax Proceedings. The Buyer shall give reasonably prompt written notice to the Seller upon receipt by the Buyer or any of its Affiliates of written notice of any audit of, assessment against, or administrative, court or other proceeding against Brea or the Partnership and with respect to which the Seller is required to indemnify, defend and hold harmless under Section 11.2.4.1 or which may affect the determination of taxes for which the Seller is obligated to indemnify, defend and hold harmless under this Agreement. The Seller shall give reasonably prompt written notice to the Buyer upon receipt by the Seller or any of its Affiliates of written notice of any audit of, assessment against, or, administrative, court or other proceeding against Brea or the Partnership with respect to which the Seller or the Buyer is required to indemnify, defend and hold harmless under Section 11.2.4.1 or Section 11.2.4.2, respectively, or which may affect the determination of taxes for which the Seller or the Buyer are obligated to indemnify, defend and hold harmless under this Agreement.

          11.2.7 Survival. Notwithstanding anything contained in this Agreement to the contrary, each of the parties' representations and warranties, covenants, agreements, rights, and obligations with respect to any tax covered by this Agreement shall survive the Closing and shall not terminate until the expiration of all statutes of limitation (including any and all extensions thereof) applicable to such tax or the assessment thereof.

                           ARTICLE 12
                          MISCELLANEOUS

     12.1 Transaction Costs. Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other, shall pay all of their own costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Expenses of Brea incurred with respect to periods ending on or before the Closing Date shall be deemed to be expenses of the Seller.

     12.2 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

     12.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

     12.4 Assignments. No party shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

     12.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     12.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

     12.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service telefaxed, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

     To the Buyer:                      With a copy to:

     Olinda, L.L.C.
     c/o Ridgewood Power Corporation    Downs Rachlin & Martin, PC
     947 Linwood Drive                  199 Main Street, P.O. Box 190
     Ridgewood, New Jersey  07450       Burlington, VT  05402-0190
     Attn:  President                   Attn:  Thomas H. Moody, Esq.
     Fax: (201) 447-0474                Fax: (802) 862-7512

     To the Seller:                     With a copy to:

     GSF Energy, L.L.C.                 Reid & Priest LLC
     3321 Bee Caves Road                40 West 57th Street
     Suite 300                          New York, NY  10019-4097
     Austin, TX  78746                  Attn:  J. Anthony Terrell, Esq.
     Attn:  President                   Fax: (212) 603-2001
     Fax: (512) 347-1551

or to such other address as any party may designate by notice complying with the terms of this Section 12.7. Each such notice shall be deemed delivered (a) on the date actually delivered if by messenger or courier service; (b) on the date of confirmed answer-back if by telefax; and (c) on the date upon with the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     12.8 Severability. If any provision of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     12.9 Waivers. The failure or delay or any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a wavier of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a wavier of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     12.10 Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other Closing Document, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement or any other Closing Document, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all out-of-pocket expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other reasonable and customary charges billed by the attorney to the prevailing party.

     12.11 Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or inequity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a signature page shall be binding upon any party so confirming.

     12.13 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of laws.

     12.14 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

     12.15 Survival. All representations, warranties, covenants and agreements made herein or otherwise referenced herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for the time periods herein provided.

     12.16 Inducement to Transaction. All representations and warranties made by any party of this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement.

     12.17 Receipt of Monies, Etc. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing Date by the Seller or its Affiliates in payment of any amounts due the Partnership with respect to any period beginning after the Closing Date shall be promptly delivered to the Buyer.

                           ARTICLE 13
                        EXECUTION CLAUSE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

GSF ENERGY, LLC.


By:  Ecogas Corporation, Manager


     By:  /S/ Jerrel D. Branson
          Jerrel D. Branson, President


BUYER:

OLINDA, L.L.C.


By:  Ridgewood Management Corporation, Manger


     By:  /s/ Mary Louise Olin
          Mary Louise Olin, Vice President